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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference of our report dated March 8, 1999, except for Note 20 as to which the date is March 18, 1999, on our audits of the consolidated financial statements and financial statement schedules of RCN Corporation and Subsidiaries as of December 31, 1998 and 1997, and for the years ended December 31, 1998, 1997 and 1996, into the Prospectus Supplements dated February 23, 2000 to the Registration Statements on Form S-3 (File Nos. 333-68887 and 333-91899) of Level 3 Communications, Inc. We also consent to the reference to our firm in the Prospectus Supplements under the caption "Experts."


                                          PricewaterhouseCoopers LLP

                                          /s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 23, 2000